Exhibit 12.1

                                          SALTON SEA FUNDING CORPORATION
                                        Ratio of Earnings to Fixed Charges

                                       (Amounts in Thousands, except ratio)
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
                                                                                                     From
                                                                                                 June 20, 1995
                                                                                                (Inception Date)
                                                                           Three Months               through
                                                                              Ended                December 31,
                                                                          March 31, 1996               1995
                                                                            -----------             -----------
Pre-tax income from continuing operations                                           870                   2,555
Capitalized interest, net of amortization
                                                                            -----------             -----------
                                                                                    870                   2,555
Fixed Charges:
     Interest expense and amortization of
         deferred finance charges on all
         indebtedness                                                             7,990                  15,022
                                                                            -----------             -----------
     Interest portion of lease rentals
         Total fixed charges                                                      7,990                  15,022
                                                                            -----------             -----------
Earnings before income taxes, and
     fixed charges                                                                8,860                  17,577
                                                                            ===========             ===========
Ratio of earnings to fixed charges                                                1.109                   1.170
                                                                            -----------             -----------
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